EXHIBIT 99.1

FOR IMMEDIATE RELEASE

MICHAEL THORNTON PROMOTED TO
CHIEF REVENUE OFFICER AT STARZ

Will Oversee Network Sales and Affiliate Marketing Group and
Starz Distribution Businesses

Ed Huguez to Step Down in 2014

Beverly Hills, Calif., August 16, 2013 — Starz CEO Chris Albrecht announced today that Michael Thornton has been promoted to the newly created position of Chief Revenue Officer at Starz.  He will be responsible for the network sales and affiliate marketing group and oversee the Starz distribution businesses comprised of Anchor Bay Entertainment, Starz Worldwide Distribution and Starz Digital Media.  Based in the company’s Englewood, Colo. offices, Thornton will report to Starz President Glenn Curtis.

In making this appointment, Albrecht stated, “We are very pleased that Michael will be assuming the new role of Chief Revenue Officer.  In the rapidly changing media business landscape, it is important for Starz to unite together the revenue businesses of affiliate sales (STARZ/ENCORE/MOVIEPLEX) and Starz Distribution under one senior executive.  In his short time at Starz, Michael’s wide-ranging talents and contributions to the businesses have been incredibly valuable.  Combined with the excellent senior management and sales teams at Starz, we are confident in Michael’s ability to move the Starz business forward.”

Starz also announced Ed Huguez will step down as President of Affiliate Distribution and will stay with the company as an advisor through the first quarter of 2014.

Albrecht added, “During his tenure, Ed has been instrumental in increasing the value of the networks, the channels’ distribution and revenue.  We thank him for his hard work and dedication to the company and are grateful for his help during the transition.”

Thornton previously served as Executive Vice President, Acquisitions, Business and Legal Affairs, overseeing programming acquisitions for the seventeen Starz channels and on-demand/online offerings. In addition, he was responsible for managing the strategic direction of business and legal affairs related to the acquisition of programming content as well as business and legal affairs for distribution of the Starz companies’ content with online/broadband distributors, transactional VOD/EST, and worldwide syndication of proprietary STARZ Original series and other Starz proprietary/licensed content.

Prior to joining Starz in 2011, Thornton served in several senior executive positions with programming and legal responsibilities during his career, and most recently at Disney/ABC Domestic Television as executive vice president, business and legal affairs since 2005. Thornton oversaw multi-platform strategy and negotiations for post-theatrical distribution of The Walt Disney Studios’ film output and the post-network distribution of ABC Studios’ television product. Prior to that, Thornton was Senior Vice President, Programming Acquisitions for DIRECTV since 1999 where he led programming strategy, including the acquisition of all on-air acquired and original programming and negotiated successfully numerous network, local broadcast station, sports subscription, and one-off event deals.

Thornton is a graduate of Dartmouth College, UCLA School of Law, and the Anderson Graduate School of Management, also at UCLA.

About Starz

Starz (NASDAQ: STRZA, STRZB) is a leading integrated global media and entertainment company with operating units that provide premium subscription video programming on domestic U.S. pay television channels (Starz Networks), global content distribution (Starz Distribution) and animated television and movie production (Starz Animation), www.starz.com.

Starz Networks is a leading provider of premium subscription video programming through the flagship STARZ® and ENCORE® pay TV networks which showcase premium original programming and movies to U.S. multichannel video distributors, including cable operators, satellite television providers, and telecommunications companies.  As of June 30, 2013, STARZ and ENCORE serve a combined 56.9 million subscribers, including 21.8 million at STARZ, and 35.1 million at ENCORE, making them the largest pair of premium flagship channels in the U.S.  STARZ® and ENCORE®, along with Starz Networks’ third network MOVIEPLEX®, air more than 1,000 movies monthly across 17 linear networks, complemented by On Demand and authenticated online offerings through STARZ PLAY, ENCORE PLAY, and MOVIEPLEX PLAY. Starz Distribution develops, produces and acquires entertainment content, distributing it to consumers globally on DVD, digital formats and traditional television.  Starz Distribution’s home video, digital media and worldwide distribution business units distribute original programming content produced by Starz, as well as entertainment content for itself and third parties.  Starz Animation produces animated TV and movie content for studios, networks, distributors and audiences worldwide.

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Contact:

Eric Becker

Starz

(720) 852-4065

eric.becker@starz.com